Exhibit 99.1

2400 Xenium Lane North, Plymouth, MN 55441 ▪ (763) 551-5000 ▪ www.christopherandbanks.com

Christopher & Banks Announces Appointment of Keri Jones as Chief Executive Officer and a Member of the Board of Directors

•	Keri Jones brings a strong track record of delivering results across multiple businesses

•	Over 30 Years Retail Experience with Leading Retailers - Most recently as Chief Merchant at Dick’s Sporting Goods

•	Interim CEO Joel Waller to remain as a Board member and a consultant facilitating an orderly transition

MINNEAPOLIS, MN February 1, 2018 -- Christopher & Banks Corporation (NYSE: CBK), a specialty women's apparel retailer, today announced that it has completed its search for a successor to interim Chief Executive Officer and President Joel Waller. The Company's Board of Directors ("Board") has appointed Keri Jones as the Company's Chief Executive Officer and as a member of its Board effective upon her first day of employment, which is anticipated to be on March 12, 2018. In order to ensure a smooth transition, Mr. Waller will continue as a Board member and in a consulting capacity for the near future.

Ms. Jones is a proven executive with over 30 years’ experience at leading premier retail businesses including Dick’s Sporting Goods and Target Corporation. In her most recent role as Executive Vice President, Chief Merchant at Dick’s Sporting Goods, Ms. Jones was responsible for the strategy and execution of Merchandising, Product Development and Planning, Allocation & Replenishment. Prior to Dick’s, Ms. Jones spent 27 years at Target, where she served in a variety of leadership roles, including, Executive Vice President of Global Supply Chain; Executive Vice President of Merchandising Planning and Operations; Senior Vice President of Health and Beauty; and Vice President, General Merchandise Manager, Toys and Sporting Goods.

Kent Kleeberger, Chairman of the Board of Directors stated, "We are extremely pleased that Keri has agreed to join the Company as CEO and we welcome her to the CBK team. She is a versatile global executive displaying outstanding leadership with a proven record of driving results through consumer-focused strategy development. We conducted an extensive search and Keri distinguished herself as our top choice having the deep industry experience, leadership skills and passion for the specialty retail business we were seeking."

Ms. Jones said, "It’s an honor to be named CEO and I am very excited to be joining Christopher & Banks and working with Joel Waller, the Board of Directors and the rest of the organization to build upon the current momentum and drive the Company to consistent profitability. I share their passion for this business and focus on customer service and look forward to leveraging the Company's brand strengths to deliver improved operating results for the Company's shareholders.”

Mr. Kleeberger indicated on behalf of the Board, "We want to thank Joel for his stewardship and contributions as interim President and Chief Executive Officer and for his agreement to continue as a

Board member while serving in a consultant role to Keri in order to ensure a smooth transition. Joel joined us during a difficult time and provided stability to the business, empowered our executives and put in place the executional merchandise strategy to move the Company forward."

Mr. Waller said, "I want to thank the Board for the opportunity to serve as the Company's interim President and Chief Executive Officer and am very pleased with the progress that the current management team and I were able to achieve thus far. I am excited to have Keri join us and I look forward to working with her to ensure a smooth transition and the continuation of the Company's current turnaround."

About Ms. Jones
Ms. Jones obtained a Bachelor of Science Degree in Business-Retail Concentration from the University of Wisconsin at Stout, graduating Summa Cum Laude.

About Christopher & Banks
Christopher & Banks Corporation is a Minneapolis-based national specialty retailer featuring exclusively designed privately branded women’s apparel and accessories. As of February 1, 2018, the Company operates 463 stores in 45 states consisting of 314 MPW stores, 78 Outlet stores, 37 Christopher & Banks stores, and 34 stores in its women’s plus size clothing division CJ Banks. The Company also operates the www.ChristopherandBanks.com eCommerce website.

Keywords: Christopher & Banks, CJ Banks, Women’s Clothing, Plus Size Clothing, Petites, Extended Sizes, Outfits.

Forward-Looking Statements

Certain statements in this press release may constitute forward-looking statements, made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which reflect our current views with respect to certain events that could have an effect on our future performance. The forward-looking statements relate to expectations concerning matters that are not historical facts and may use the words “will”, "expect", "anticipate", "plan", "intend", "project", "believe", “should”, "drive" "in order to" and similar expressions. Except for historical information, matters discussed in this press release may be considered forward-looking statements.

These forward-looking statements are based largely on information currently available to our management and our current expectations, assumptions, plans, estimates, judgments and projections about our business and our industry, and are subject to a number of uncertainties and risks, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause the Company's future performance and financial results to differ materially from those expressed or implied by the forward-looking statements. We cannot guarantee their accuracy or our future performance, and there are a number of known and unknown risks, uncertainties, contingencies, and other factors (many of which are outside our control) that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Accordingly, there is no assurance that our expectations will, in fact, be achieved or that our estimates or assumptions will be correct, and we caution investors and all others not to place undue reliance on such forward-looking statements.

Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, but are not limited to, those factors described in Item 1A, “Risk Factors” and in the “Forward-Looking Statements” disclosure in Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our latest annual report on Form 10-K. All forward-looking statements that are made or attributable to us are expressly qualified in their entirety by this cautionary notice. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized.

COMPANY CONTACT:
Joel Waller
Interim President and Chief Executive Officer
(763) 551-5000

INVESTOR RELATIONS CONTACT:
Jean Fontana
ICR, Inc.
(646) 277-1214